SECOND AMENDMENT TO CREDIT AGREEMENT
     THIS SECOND AMENDMENT TO CREDIT AGREEMENT dated as of November 15, 2006 (this “Amendment”) by and among THE BISYS GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).
     WHEREAS, the Borrower, the Lenders party thereto and the Administrative Agent are parties to that certain Credit Agreement dated as of January 3, 2006, as amended by that certain First Amendment to Credit Agreement (the “First Amendment”) dated as of August 31, 2006 (as in effect on the date hereof, the “Credit Agreement”);
     WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent desire to amend the Credit Agreement in certain respects on the terms and conditions contained herein;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
     Section 1. Amendments to Credit Agreement.
     (a) The Credit Agreement is hereby amended by deleting the definition of “Consolidated EBITDA” appearing in Section 1.1 thereof in its entirety and substituting in lieu thereof the following:
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus the sum of, without duplication, (i) Consolidated Interest Expense, (ii) provision for income taxes, (iii) depreciation, amortization and all other non-cash charges for such period of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP and (iv) payments made in respect of the settlement of any Settled Proceedings, each to the extent deducted in determining Consolidated Net Income for such period and minus the sum of non-cash gains for such period to the extent included in determining Consolidated Net Income for such period.
     (b) The Credit Agreement is hereby further amended by deleting the definition of “Revolving Commitment” appearing in Section 1.1 thereof in its entirety and substituting in lieu thereof the following:
     “Revolving Commitment” means, with respect to each Lender having a Revolving Commitment, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit in an aggregate outstanding amount not exceeding the amount of such Lender’s Revolving Commitment as set forth on the signature page hereof, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be adjusted from time to time pursuant to Section 2.7 or pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial aggregate amount of the Revolving Commitments on the Agreement Date is $100,000,000.
     (c) The Credit Agreement is hereby further amended by adding the following new definition in its appropriate alphabetical place in Section 1.1 of the Credit Agreement:
     “‘Settled Proceedings’ means each of the lawsuits and/or administrative proceedings set forth and described on Schedule 1.1(A) attached hereto.”
     (d) The Credit Agreement is hereby further amended by attaching thereto as “Schedule 1.1(A)” the Schedule 1.1(A) attached to this Amendment.
     (e) The Credit Agreement is hereby further amended by deleting Section 2.5 of the Credit Agreement in its entirety and replacing such Section with the following new Section 2.5:
     “Section 2.5 Extension of Maturity Date
     The Borrower shall have the right, exercisable one time, to request that the Administrative Agent and the Lenders agree to extend the current Maturity Date to December 31, 2007. The Borrower may exercise such right by executing and delivering to the Administrative Agent at least 30 days prior to the current Maturity Date, a written request for such extension. The Administrative Agent shall forward to each Lender a copy of such extension request delivered to the Administrative Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Maturity Date shall be extended to December 31, 2007: (a) immediately prior to such extension and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (b) the Borrower shall have paid the fees payable under that certain fee letter dated as of November 15, 2006 among the Borrower, SunTrust Capital Markets, Inc. and the Administrative Agent in connection with such extension.”
     (f) The Credit Agreement is hereby further amended by adding the following new Section 2.12 to Article II of the Credit Agreement:
     “Section 2.12 Additional Term Loan
     At any time prior to December 8, 2006, the Borrower shall have the right, exercisable one time, subject to the terms and conditions of this Section 2.12, to request a term loan from SunTrust in an aggregate amount up to, but not exceeding, $50,000,000, such term loan to be funded no later than January 15, 2007. Any such term loan must be in an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof. Promptly following receipt by SunTrust of such request, SunTrust agrees to seek credit approval for such term loan in a manner consistent with SunTrust’s standard credit approval process. In no event shall SunTrust be obligated at any time to make such term loan. In connection with the making of such term loan pursuant to this

Section, the Borrower shall (i) make appropriate arrangements so that SunTrust receives a new Note in the amount of such term loan within 2 Business Days of the making of such term loan, (ii) execute and deliver such other documents, amendments to Loan Documents and instruments and take such further actions as the Administrative Agent may reasonably request in connection with the foregoing and (iii) pay all fees due and payable to SunTrust pursuant to any separate fee letter in connection with such term loan.”
     (g) The Credit Agreement is hereby further amended by deleting Section 5.2(b) of the Credit Agreement in its entirety and replacing such provision with the following:
     “(b) Intentionally Deleted”
     Section 2. Delivery of FY 2006 Form 10-K. Notwithstanding anything in Section 6.1(a) of the Credit Agreement or in the First Amendment to the contrary, the Borrower shall have until January 15, 2007 to deliver the information required to be delivered under Section 6.1(a) of the Credit Agreement with respect to its fiscal year ending June 30, 2006. For avoidance of doubt, the Borrower’s failure to deliver such information on or before January 15, 2007 shall constitute an Event of Default for all purposes under the Credit Agreement and the other Loan Documents.
     Section 3. Delivery of First and Second Fiscal Quarter Form 10-Q. Notwithstanding anything in Section 6.1(b) of the Credit Agreement to the contrary, (i) the Borrower shall have until March 1, 2007 to deliver the information required to be delivered under Section 6.1(b) of the Credit Agreement with respect to its fiscal quarter ending September 30, 2006 and (ii) the Borrower shall have until May 1, 2007 to deliver the information required to be delivered under Section 6.1(b) of the Credit Agreement with respect to its fiscal quarter ending December 31, 2006. For avoidance of doubt, the Borrower’s failure to deliver such information on or before March 1, 2007 or May 1, 2007, as the case may be, shall constitute an Event of Default for all purposes under the Credit Agreement and the other Loan Documents.
     Section 4. Effectiveness of Amendment. The effectiveness of this Amendment is subject to the truth and accuracy of the representations set forth in Section 5 below and receipt by the Administrative Agent of each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:
     (a) Counterparts of this Amendment duly executed by the Borrower, each Subsidiary Guarantor, the Administrative Agent and the Required Lenders;
     (b) Counterparts of that certain fee letter dated as of the date hereof duly executed by the Borrower, SunTrust Bank and SunTrust Capital Markets, Inc.;
     (c) All fees due and payable by the Borrower on the date hereof, whether pursuant to the Credit Agreement, any other Loan Document or any separate fee letter; and

     (d) Such other documents, agreements, instruments, certificates or other confirmations as the Administrative Agent may reasonably request.
     Section 5. Representations of Borrower. The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     (a) Corporate Power and Authority. The Borrower has the corporate power and authority to execute, deliver and perform the terms and provisions of this Amendment, and has taken all necessary corporate action to authorize the execution, delivery and performance by them of this Amendment. The Borrower has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
     (b) No Violation. Neither the execution, delivery or performance by the Borrower of this Amendment and the Credit Agreement, as amended hereby, nor compliance by it with the terms and provisions hereof and thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of the Borrower.
     (c) Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the date of the effectiveness of this Amendment and which remain in full force and effect on such date) or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Amendment by the Borrower or (ii) the legality, validity, binding effect or enforceability of this Amendment, and the Credit Agreement, as amended hereby, against the Borrower.
     (d) No Default. No Default or Event of Default now exists or will exist immediately after giving effect to this Amendment.
     (e) Schedule 1.1(A). The information set forth on Schedule 1.1(A) attached hereto is true, accurate and complete in all material respects.

     (f) Reaffirmation of Representations. The Borrower hereby repeats and reaffirms all representations and warranties made by it to the Administrative Agent and the Lenders in the Credit Agreement and the other Loan Documents to which it is a party on and as of the date hereof (and after giving effect to this Amendment) with the same force and effect as if such representations and warranties were set forth in this Amendment in full (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date).
     Section 6. Amendment as a Loan Document. Each reference in the Credit Agreement or in any of the other Loan Documents to “Loan Documents” shall be deemed to include a reference to this Amendment, and this Amendment shall be a Loan Document for all purposes under the Loan Documents.
     Section 7. References to the Credit Agreement. Each reference to the Credit Agreement in any of the Loan Documents (including the Credit Agreement) shall be deemed to be a reference to the Credit Agreement, as amended by this Amendment.
     Section 8. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     Section 9. Expenses. The Borrower agrees to reimburse the Lenders and the Administrative Agent on demand for all reasonable costs and expenses (including, without limitation, attorneys’ fees) incurred by such parties in negotiating, documenting and consummating this Amendment, the other documents referred to herein, and the transactions contemplated hereby and thereby.
     Section 10. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     Section 11. Effect/No Novation. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. Neither this Amendment nor any of the transactions contemplated hereby shall be deemed to be a novation of any of the Obligations.
     Section 12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.
     Section 13. Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Credit Agreement.
[Signatures on Following Pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Credit Agreement to be executed as of the date first above written.

BORROWER: THE BISYS GROUP, INC.
By:	/s/ Bruce Dalziel
	Name:	Bruce D. Dalziel
	Title:	EVP & Chief Financial Officer

[Signatures Continued on Following Page]

[Signature Page to Second Amendment to Credit Agreement
dated as of November 15, 2006 with THE BISYS GROUP, INC.]

ADMINISTRATIVE AGENT AND LENDERS: SUNTRUST BANK, Individually and as Administrative Agent
By:	/s/ Timothy M. O’Leary
	Name:	Timothy M. O’Leary
	Title:	Director

[Signatures Continued on Following Page]

[Signature Page to Second Amendment to Credit Agreement
dated as of November 15, 2006 with THE BISYS GROUP, INC.]
The following hereby execute this Second Amendment to Credit Agreement to indicate their consent thereto and agreement therewith and to acknowledge that the making of this Second Amendment to Credit Agreement shall not terminate, limit or otherwise adversely affect any of their respective obligations to the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents. Further, the following hereby reaffirm their respective continuing obligations as a guarantor of the Guaranteed Obligations (as defined in the Guarantee Agreement) under the Guarantee Agreement and their respective obligations under each of the other Loan Documents to which they are a party.
ASCENSUS INSURANCE SERVICES, INC.
BISYS COMMERCIAL INSURANCE SERVICES, INC.
BISYS FINANCING COMPANY
BISYS FUND SERVICES OHIO, INC.
BISYS INSURANCE SERVICE HOLDING CORP.
BISYS INSURANCE SERVICES, INC.
BISYS MANAGEMENT COMPANY
BISYS PRIVATE EQUITY SERVICES, INC.
BISYS RETIREMENT SERVICES, INC.

By: /s/ Bruce Dalziel
Name:	Bruce D. Dalziel
Title:	Executive Vice President of each of
the above-listed Guarantors
[Signatures End]